EXHIBIT 99.1
LGI Homes, Inc. Reports First Quarter 2015 Results
THE WOODLANDS, Texas, May 7, 2015 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the first quarter ended March 31, 2015.
First Quarter 2015 Highlights and Comparisons to First Quarter 2014

•	Net Income of $7.7 million, or $0.39 Basic EPS and $0.33 Diluted EPS

•	Net Income Before Income Taxes increased 65.9% to $11.7 million

•	Home Closings increased 38.4% to 671 homes

•	Home Sales Revenues increased 59.0% to $120.7 million

•	Average Home Sales Price increased 14.9% to $179,866

•	Adjusted Gross Margin as a Percentage of Home Sales Revenues increased 30 basis points to 27.8%

•	Active Selling Communities increased to 44 from 28

•	Total Owned and Controlled Lots increased to 21,286 lots

Diluted EPS reflects the impact of the Company's convertible notes using the "if-converted method". Stockholder approval for the flexible settlement feature of the convertible notes was received on April 30, 2015, at the Company’s 2015 Annual Meeting of Stockholders. Therefore, prospectively, the Company may be able to use the treasury stock method for determining the impact of the conversion feature of the convertible notes on diluted EPS.
Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Management Comments
"LGI Homes has had an outstanding start to 2015," said Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. "Our first quarter results have set the pace for another year of solid growth and strong performance. With the strength of the market and high demand for homeownership, during the first quarter we delivered a record setting 671 home closings.”
Lipar concluded, “We continue to deliver robust year-over-year results and are on track to meet our goal of 2,800 to 3,200 home closings in 2015.”
2015 First Quarter Results
Home closings during the first quarter of 2015 increased 38.4% to 671 from 485 during the first quarter of 2014. Active selling communities increased to 44 at the end of the first quarter of 2015, up from 39 at the end of 2014. This includes the addition of our first two communities in Denver, Colorado and the first Terrata Homes community in San Antonio, Texas.
Home sales revenues for the first quarter of 2015 increased 59.0% to $120.7 million compared to the first quarter of 2014. The increase in home sales revenues is due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $179,866 for the first quarter of 2015, an increase of $23,331, or 14.9%, over the first quarter of 2014. This increase is largely attributable to changes in product mix and a favorable pricing environment.
Adjusted gross margin as a percentage of home sales revenues for the first quarter of 2015 increased to 27.8% from 27.5% for the first quarter of 2014. This increase primarily reflects the net impact of higher average home sales prices over increased construction and lot costs. Please see "Non-GAAP Measures" for a reconciliation of adjusted gross margin to gross margin.
Net income of $7.7 million, or $0.39 per basic and $0.33 per diluted share, for the first quarter of 2015 increased $3.1 million, or 67.7%, from $4.6 million for the first quarter of 2014. This increase is primarily attributable to the increase in homes closed and the increase in average home sales price, net of increased expenses associated with new communities.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12 p.m. Eastern Time on Thursday, May 7, 2015. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company's website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 12 months. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id "32212849". This replay will be available until May 15, 2015.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, North Carolina, South Carolina and Colorado. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tampa, Orlando, Atlanta, Tucson, Albuquerque, Charlotte and most recently Denver. For more information about the Company and its new home developments, please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2015 home closings, market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the "Cautionary Statement about Forward-Looking Statements" subsection within the "Risk Factors" section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2015	2014
ASSETS	(Unaudited)
Cash and cash equivalents	$39,008	$31,370
Accounts receivable	12,983	7,365
Real estate inventory	387,059	367,908
Pre-acquisition costs and deposits	7,070	9,878
Property and equipment, net	1,663	1,610
Other assets	6,257	7,515
Goodwill and intangible assets, net	12,419	12,481
Total assets	$466,459	$438,127

LIABILITIES AND EQUITY
Accounts payable	$17,556	$15,479
Accrued expenses and other liabilities	25,216	21,365
Deferred tax liabilities, net	2,930	2,685
Notes payable	229,983	216,099
Total liabilities	275,685	255,628

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized 20,908,482 shares issued and 19,908,482 shares outstanding as of March 31, 2015 and 20,849,044 shares issued and 19,849,044 shares outstanding as of December 31, 2014	209	208
Additional paid-in capital	164,092	163,520
Retained earnings	43,023	35,321
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	190,774	182,499
Total liabilities and equity	$466,459	$438,127

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenues	$120,690	$75,919

Cost of sales	89,228	56,389
Selling expenses	11,582	7,362
General and administrative	8,205	5,105
Operating income	11,675	7,063
Other income, net	46	4
Net income before income taxes	11,721	7,067
Income tax provision	(4,019)	(2,473)
Net income	$7,702	$4,594
Basic and diluted earnings per share data:
Basic	$0.39	$0.22
Diluted	$0.33	$0.22

Weighted average number of shares of common stock:
Basic	19,851,686	20,763,449
Diluted	23,808,813	20,862,701

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to “Adjusted Gross Margin.”
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended March 31,
	2015	2014
Home sales revenues	$120,690	$75,919
Cost of sales	89,228	56,389
Gross margin	31,462	19,530
Purchase accounting adjustments (a)	1,061	1,091
Capitalized interest charged to cost of sales	1,062	277
Adjusted gross margin	$33,585	$20,898
Gross margin % (b)	26.1%	25.7%
Adjusted gross margin % (b)	27.8%	27.5%

(a)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues

Home Sales Revenue and Closings by Division
(Dollars in thousands)

	Three Months Ended March 31,
	2015		2014
	Revenues	Closings	Revenues	Closings
Texas	$70,773	382	$53,730	345
Southwest	14,906	79	9,633	60
Florida	12,512	67	7,589	47
Southeast	22,499	143	4,967	33
Total home sales	$120,690	671	$75,919	485

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes